ACCEPTANCE INSURANCE COMPANIES INC. ANNOUNCES
SECOND QUARTER 2002 RESULTS

For Immediate Release

(Council Bluffs, Iowa-August 13, 2002) Acceptance Insurance Companies Inc. (NYSE:AIF) announced today that the Company had a net after-tax loss of $5.2 million, or $0.36 per share, for the three months ended June 30, 2002. This compares with a net after-tax loss of $888,000, or $0.06 per share, for the three months ended June 30, 2001. The Company's net after-tax loss for the six months ended June 30, 2002 was $9.5 million, or $0.66 per share, compared to a net after-tax loss of $4.7 million, or $0.33 per share, for the same period in 2001.

The Company's agricultural segment experienced a net after-tax underwriting loss for the second quarter of 2002 of $263,000, or $0.02 per share, compared with a net after-tax underwriting loss of $110,000, or $0.01 per share, for the three-month period ended June 30, 2001. The Company's property and casualty segment had a net after-tax underwriting loss of $4.2 million, or $0.29 per share, for the three month period ended June 30, 2002, compared with a net after-tax underwriting loss of $2.5 million, or $0.17 per share, for the same period in 2001.

The Company's agricultural segment experienced a net after-tax underwriting loss for the six months ended June 30, 2002 of $2.7 million, or $0.19 per share, compared with a net after-tax underwriting loss of $631,000, or $0.04 per share, for the same period in 2001. The Company's property and casualty segment had a net after-tax underwriting loss of $5.4 million, or $0.37 per share, for the six month period ended June 30, 2002, compared with a net after-tax underwriting loss of $7.7 million, or $0.54 per share, for the same period in 2001.

The Company's agricultural segment results for the second quarter of 2002 do not include estimated results from its 2002 multiple peril crop insurance ("MPCI") operations. The Company will include estimated results from its 2002 MPCI operations in its financial statements for the fourth quarter of this year.

Preliminary estimates of MPCI gross premiums indicate a decline from approximately $696 million for the 2001 crop year to approximately $600 million for the 2002 crop year primarily due to planned reductions in certain territories, generally lower base prices for several crops, and a change in the mix of business from Crop Revenue Coverage to Revenue Assurance - Harvest Price Option. Many parts of the country are currently experiencing drought conditions that could have a significant impact on certain sectors of the agriculture economy. The current conditions could impact both the yield and price of many crops insured under MPCI policies issued by the Company. Based on currently available data the Company expects that after-tax underwriting results from its agricultural segment will be lower than 2001 results. However, the anticipated decrease is subject to significant uncertainty and is inestimable at this time.

The property and casualty results for the three months ended June 30, 2002 included a reserve strengthening of approximately $6.0 million. The prior year reserve development for the three months ended June 30, 2002 is primarily attributable to the general liability and commercial multi-peril lines of business in recent accident years.

The Company will hold a conference call for interested parties to discuss its second quarter results at 9:30 a.m. (Central) Tuesday, August 13, 2002. Interested parties may access the Company's conference call at 646.862.1070 five minutes before the call to insure timely participation.

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Inc. and American Growers Insurance Company are wholly owned subsidiaries of the Company.

This release includes forward-looking statements with respect to the expected future financial results of the Company's agricultural and property and casualty segments. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance's Form 10K for the year ended December 31, 2001, which are incorporated herein by this reference. The Company will not update or revise the forward-looking statements in this release even though the conditions or circumstances currently underlying those statements may materially change.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.999.7475

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.999.7475

ACCEPTANCE INSURANCE COMPANIES INC.
Three Months and Six Months Ended June 30, 2002 and 2001
(in thousands except per share data)